Exhibit 99.01

Contact:

Meg McElroy - Shareholder Relations	301.366.4960
Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM REPORTS THIRD QUARTER FINANCIAL RESULTS
AND PROVIDES BUSINESS AND CLINICAL UPDATE

ROCKVILLE, Maryland, November 16, 2010 –Neuralstem, Inc. (NYSEAmex: CUR)  reported its financial results for the three months and nine months period ended September 30, 2010 and provided a business and clinical update.

“Neuralstem continues to make solid progress as we transition to a clinical stage company with products in development,” said Richard Garr, Neuralstem’s President & CEO. “The third quarter saw us complete the non-ambulatory cohort of our ALS trial at Emory University, in Atlanta, Georgia. We have now begun transplanting the next cohort of patients, all of whom will be ambulatory.  We also filed an IND (Investigational New Drug) application with the FDA to begin the first neural stem cell trial to treat Chronic Spinal Cord Injury in the U.S.  The third quarter also saw the opening of our wholly-owned subsidiary Neuralstem China, Suzhou Neuralstem Biopharmaceutical Company, Ltd. ( 神脑生物医药公司) in China, where we have leased office and lab space, including a therapeutic level manufacturing space to grow our cells. We anticipate of starting clinical trials in China in 2011. The Company also completed the pre-clinical work preliminary to filing an IND to treat major depression with our first small molecule drug candidate. We expect to start a trial in the first quarter of 2011.”

Further, Neuralstem’s Chairman and Chief Scientific Officer,  Karl Johe, PhD, participated in the World Stem Cell Summit’s Plenary Session: “Current and Future Clinical Trials and Stem Cell Therapies,” in Detroit, Michigan. Video replay of the session, as well as a keynote presentation by Dr. Eva Feldman, entitled “The Promise of Stem Cells and Regenerative Medicine,” is available at: http://www.worldstemcellsummit.com/2010-summit-webcast.

Clinical Program and Business Highlights

During the quarter, the company received three Federal grants, totaling $733,438, through the Patient Protection and Affordable Care Act, which supports investments in qualifying therapeutic discovery projects.  The funds will be used to advance three Neuralstem programs: The ALS stem cell trial; the small molecule drug candidate program; and the IGF1 program, which is focused on engineering Neuralstem’s spinal cord neurons to over-express molecules that could be beneficial in treating ALS.

Neuralstem also updated the progress of its ongoing Phase I human clinical trial of the company's spinal cord stem cells in the treatment of ALS (Amyotrophic Lateral Sclerosis, or Lou Gehrig's disease) at Emory University in Atlanta, Georgia. The company announced that, after reviewing the safety data from the first six non-ambulatory patients, the trial's Safety Monitoring Board has unanimously approved moving to the next group of ALS patients, all of whom will be ambulatory.

A study on Neuralstem’s spinal cord stem cells in rats with stroke showed significant increase in some key motor skill and strength measures. The study was presented by Neuralstem collaborator, Dr. Shinn-Zong Lin, M.D., Ph.D. at the Stem Cells USA & Regenerative Medicine Conference.

Neuralstem also filed an Investigational New Drug (IND) application with the United States Food and Drug Administration (FDA) to begin a Phase I clinical trial for chronic spinal cord injury with its spinal cord stem cells. This multicenter Phase I safety trial will enroll a total of 16 long-term, or chronic, spinal cord injury patients, with an American Spinal Injury Association (ASIA) Grade A level of impairment, one-to-two years post-injury. ASIA A refers to a patient with no motor or sensory function in the relevant segments and is considered to be complete paralysis.

The company also received notification that the United States Patent and Trademark Office (USPTO) has upheld the patentability, without amendment, of all claims in U.S. Patent No. 5,753,506 and intends to issue a reexamination certificate in due course. This patent describes methods of culturing and expanding neural stem cells. A reexamination request had been filed by a third-party requestor in September of 2009.

Third Quarter and Nine Months Financial Results

Cash, cash equivalents and short-term marketable securities at September 30, 2010 totaled approximately $11.6 million, compared with approximately $2.3 million at December 31, 2009.

The Company reported a third quarter 2010 net loss of $3.9 million or $0.09 per share, compared with a net loss of $5.1 million, or $0.15 per share a year ago.  The change from 2009 to 2010 was primarily due to increased research spending related to the clinical trials which began in January 2010, and to the costs of completing preclinical trial studies for new indications, offset by non-cash gains related to our warrant accounting. Net loss attributable to common stockholders for the first nine months of 2010 was $15,648,540, or $0.37 per share, compared with $7,380,751, or $0.22 per share, for the comparable period in 2009. The increase was primarily attributable to increases in R&D and legal fees, and non cash stock-based compensation expense, and non-cash expenses related to our warrant accounting.

For the third quarter of 2010, the Company reported an operating loss of $3,923,645, compared with an operating loss of $2,522,582, for the comparable 2009 period. The increase was due to increased research spending relating to beginning of clinical trials and the costs of completing preclinical trial studies for new indications. General and Administrative spending increased because of rising legal costs and an increase in non-cash stock based compensation expense.

For the nine months ended September 30, 2010, cash used in operating activities totaled $7,231,609, an increase of $3,618,525 or 100% compared to the same period in the prior year, primarily attributable to  increased research spending related to the beginning of clinical trials, the costs of completing preclinical trial studies for new indications, and increased legal fees.

About Neuralstem, Inc.

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a Phase I safety clinical trial for Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease. The company is also targeting major central nervous system diseases in addition to ALS, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Through its proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions. The company plans to initiate clinical trials to treat Alzheimer's disease and major depression with its lead compound, as well as pursue additional indications, including traumatic brain injury, posttraumatic stress syndrome, stroke and schizophrenia.

For more information, please go to www.neuralstem.com

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended September 30, 2010.

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Neuralstem, Inc.

Balance Sheets

	September 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,588,824	$2,309,774
Prepaid expenses	302,334	143,600

Total current assets	11,891,158	2,453,374

Property and equipment, net	163,007	196,755
Intangible assets, net	440,195	301,560
Other assets	49,409	55,716

Total assets	$12,543,769	$3,007,405

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,214,275	$791,607
Accrued bonus expense	509,959	769,215
Fair value of warrant obligations	2,204,157	-

Total current liabilities	3,928,391	1,560,822

LONG-TERM LIABILITIES

Fair value of warrant obligations	-	6,462,039

Total liabilities	3,928,391	8,022,861

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 46,182,178 and 35,743,831 shares outstanding in 2010 and 2009 respectively	461,822	357,438
Additional paid-in capital	91,368,927	62,193,937
Accumulated deficit	(83,215,371)	(67,566,831)
Total stockholders' equity (deficit)	8,615,378	(5,015,456)

Total liabilities and stockholders' equity (deficit)	$12,543,769	$3,007,405

Statements of Operations
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development costs	2,112,299	1,308,565	6,625,939	4,195,366
General, selling and administrative expenses	1,769,013	1,191,480	5,007,662	3,898,666
Depreciation and amortization	42,333	22,537	101,996	64,757
	3,923,645	2,522,582	11,735,597	8,158,789
Operating loss	(3,923,645)	(2,522,582)	(11,735,597)	(8,158,789)

Nonoperating (expense)income:
Interest income	17,406	6,274	32,869	17,054
Interest expense	(465)	(194)	(2,585)	(194)
Warrant issuance and modification expense	-	-	(1,906,800)	-
(Loss) gain from change in fair value of warrant obligations	(23,535)	(2,580,481)	(2,036,427)	761,178
	(6,594)	(2,574,401)	(3,912,943)	778,038

Net loss attributable to common shareholders	$(3,930,239)	$(5,096,983)	$(15,648,540)	$(7,380,751)

Net loss per share - basic and diluted	$(0.09)	$(0.15)	$(0.37)	$(0.22)

Weighted average common shares outstanding - basic and diluted	46,163,905	34,562,322	42,412,419	34,027,542